---------                                                                                               ---------------------------
 FORM 4                                                                                                  OMB APPROVAL
---------                                    U.S.SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number  3235-0257
    subject to Section 16. Form                                                                          Expires: February 1, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response....1.0
                                                                                                        ---------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person
                                       |                                                   |    to Issuer (Check all applicable)
   Smith         Alan                  |   Halsey Drug Co., Inc.      Symbol: HDGC         |   _X_ Director          ___ 10% Owner
-------------------------------------------------------------------------------------------|   ___ Officer (give ___ Other (specify
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |               title              below)
                                       |     Security Number     |     Month/Year          |               below)
C/o Halsey Drug Co., Inc. 695 N.       |     of Reporting        |        02/01            |
Perryville Rd. Bldg. 2                 |     Person (Voluntary)  |-------------------------|
---------------------------------------|                         |  5. If Amendment,       |
               (Street)                |                         |     Date of Original    |
                                       |                         |     (Month/Year)        |
Rockford,       Illinois        61107  |                         |                         |
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - NonDerivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
     1. Title of Security              | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
           (Instr. 3)                  |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       |               |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       | (Month/Day/   |               |                          | Owned at End| Direct  | Bene-
                                       |   Year)       |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |               |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
         Common Stock                  |               |       |       |        |      |          |    4,600    |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (over)
                (Print or Type Responses)        SFC 1474 (3/91)

*See footnote 2 on Table II

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security|2. Conversion | 3.Transaction | 4.Transaction | 5. Number of | 6. Date Exer-
   (Instr. 3)                  |   or Exercise|   Date        |   Code        |    Derivative|    cisable and
                               |   Price of   |               |  (Instr. 8)   |    Securities|    Expiration Date
                               |   Derivative |  (Month/Day/  |               |    Acquired  |    (Month/Day/Year)
                               |   Security   |     Year)     |               |    (A) or    |
                               |              |               |               |    Disposed  |
                               |              |               |               |    of (D)    |
                               |              |               |               |    (Instr. 3,|------------------
                               |              |               |               |     4, and 5)|         |
                               |              |               |               |              | Date    | Expir-
                               |              |               |---------------|--------------| Exer-   | ation
                               |              |               | Code  |   V   | (A)  |  (D)  | cisable | Date
-----------------------------------------------------------------------------------------------------------------
Non-qualified Stock Options    |     $2.375   |     2/19/98   |   A   |       |      |       |   (1)   | 2/19/08
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Convertible Debentures         |     $1.404   |     3/10/98   |   A   |       |  (2) |       | 3/10/98 | 3/10/03
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |     $1.404   |     3/10/98   |   A   |       |  (2) |       | 3/10/98 | 3/10/05
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |     $2.279   |     3/10/98   |   A   |       |  (2) |       | 3/10/98 | 3/10/05
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Convertible Debenture          |     $1.404   |     6/15/98   |   A   |       |  (3) |       | 6/15/98 | 3/10/03
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |     $1.404   |     6/15/98   |   A   |       |  (3) |       | 6/15/98 | 6/15/05
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |     $2.279   |     6/15/98   |   A   |       |  (3) |       | 6/15/98 | 6/15/05
 ------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |    $1.3313   |     12/7/98   |   A   |       |  (4) |       | 12/7/98 | 12/7/05
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Non-qualified Stock Options    |    $1.1875   |     2/19/99   |   A   |       |      |       |   (1)   | 2/19/09
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |    $1.1750   |     5/04/99   |   A   |       |  (4) |       | 5/04/99 | 5/04/06
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Convertible Debenture          |     $1.404   |     5/27/99   |   A   |       |  (5) |       | 5/27/99 | 3/10/03
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |     $1.404   |     5/27/99   |   A   |       |  (5) |       | 5/27/99 | 5/27/06
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Stock Purchase Warrants        |     $2.285   |     5/27/99   |   A   |       |  (5) |       | 5/27/99 | 5/27/06
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Non-qualified Stock Options    |     $1.875   |     2/17/00   |   A   |       |      |       |   (1)   | 2/17/10
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Non-qualified Stock Options    |     $1.140   |     2/15/01   |   A   |       |      |       |   (1)   | 2/15/11
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
 7.Title and Amount         | 8.Price of    | 9.Number of    |  10.Ownership     | 11.Nature of
   of Underlying            |   Derivative  |   Derivative   |     Form of       |    Indirect
   Securities               |   Security    |   Securities   |     Derivative    |    Beneficial
  (Instr. 3 and 4)          |   (Instr. 5)  |   Beneficially |     Security;     |    Ownership
                            |               |   Owned at End |     Direct (D) or |    (Instr. 4)
----------------------------|               |   of Month     |     Indirect (I)  |
               |            |               |   (Instr. 4)   |     (Instr. 4)    |
               | Amount or  |               |                |                   |
               | Number of  |               |                |                   |
  Title        | Shares     |               |                |                   |
-------------------------------------------------------------------------------------------------
  Common Stock |    10,000  |               |     10,000     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     7,122  |               |     17,122     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     1,079  |               |     18,201     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     1,053  |               |     19,254     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     1,712  |               |     20,966     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |      259   |               |     21,225     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |      253   |               |     21,478     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |      800   |               |     22,278     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |    10,000  |               |     32,278     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |      125   |               |     32,403     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     9,514  |               |     41,917     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     1,349  |               |     43,266     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |     1,349  |               |     44,615     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |    10,000  |               |     54,615     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |    10,000  |               |     64,615     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
-------------------------------------------------------------------------------------------------

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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------------------------------------------------------------

Explanation of Responses:

(1)     Options vest 25% annually

(2) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (1,079 shares of which are presently exercisable at $1.404 per share and 1,053 shares of which are presently exercisable at $2.279 per share).

(3) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase shares of common stock (259 shares of which are presently exercisable at $1.404 per share and 253 shares of which are presently exercisable at $2.279 per share.

(4)     Acquired in connection with a Consolidated Bridge Loan Agreement.

(5) Purchased in connection with a private offering on May 27, 1999 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (1,349 shares of which are presently exercisable at $1.404 per share and 1,349 shares of which are presently exercisable at $2.279 per share).

                           By: /s/ Alan Smith                    March 2, 2001
                               ----------------                  -------------
                               *Signature of Reporting Person


Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.